FOR IMMEDIATE RELEASE
November 9, 2017
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
THIRD QUARTER RESULTS

•	Third quarter earnings per share increased to $0.42 from $0.29 for the third quarter of 2016

•	Continued growth across the Company's business segments drove a $4.1 million increase in operating income during the quarter

•	New higher rates implemented on August 1, 2017, for Eastern Shore Natural Gas

•	FERC approved the construction of facilities for the 2017 Expansion Project, which is expected to be in service in the second quarter of 2018

•	Delmarva and Florida propane operating income rose sharply due to growth in retail and wholesale sales volumes and effective supply management that improved retail and wholesale margins

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today reported third quarter financial results. The Company's net income for the quarter ended September 30, 2017 was $6.8 million, compared to $4.4 million for the same quarter of 2016. Earnings per share ("EPS") for the quarter ended September 30, 2017 were $0.42 per share, compared to $0.29 per share for the same quarter of 2016. The increase in net income reflected margin growth across business units for both the Regulated Energy and Unregulated Energy segments, as well as lower operating and maintenance expenses for the quarter.
For the nine months ended September 30, 2017, the Company reported net income of $32.0 million, or $1.96 per share. This represents a decrease of $789,000, or $0.18 per share, compared to the same period in 2016. Higher margins from the Eight Flags Energy, LLC ("Eight Flags") combined heat and power ("CHP") plant, Peninsula Energy Services Company, Inc. ("PESCO"), and Aspire Energy of Ohio, LLC ("Aspire Energy"), new services and customer growth in the natural gas transmission and distribution operations in Florida and on the Delmarva Peninsula, and new rates for Eastern Shore Natural Gas Company ("Eastern Shore") offset the increase in higher expenses to generate and support growth and the impact of warmer weather. An increase in outstanding shares as a result of the equity issuance in September 2016 lowered earnings per share by approximately $0.12 per share for the nine months ended September 30, 2017.
“Our solid results for the third quarter reflect the diverse sources of new gross margin throughout our Company," stated Michael P. McMasters, President and Chief Executive Officer. "Recently completed growth projects are adding value for our stockholders. In the near term, we will commence construction of Eastern Shore’s largest ever expansion project, expected to be completed in early 2018, as well other projects that will cultivate future growth,” he added. “Investments in system expansion, acquisitions, new service offerings and unique projects like Eight Flags, enhance the continued growth in customers and deliveries in our natural gas distribution and transmission businesses. Our employees continue to excel in identifying new opportunities for growth, and profitably managing current growth. We are also maintaining operating efficiency while providing safe, reliable service to our customers,” he concluded.

A more detailed discussion and analysis of the Company's results for each segment is provided in the following pages.

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Comparative Results for the Quarters Ended September 30, 2017 and 2016

Operating income for the third quarter increased by $4.1 million to $14.2 million, compared to the same period in 2016, driven by higher retail propane sales volumes and margins, implementation of new rates for Eastern Shore (subject to refund), additional margin from the Gas Reliability Infrastructure Program ("GRIP"), and continued growth from the Company's Delmarva and Florida natural gas distribution operations. Gross margin increased by $4.6 million, or 8.2 percent, which was offset by an increase in other operating expenses of $473,000, or 1.0 percent.

Regulated Energy Segment

Operating income for the Regulated Energy segment increased by $2.1 million, or 15.7 percent, compared to the same period in 2016. Higher operating income resulted from increased gross margin of $1.5 million during the quarter, or 3.4 percent, and a decrease in other operating expenses of $519,000.
The significant components of the $1.5 million gross margin increase included:

•	$1.0 million of incremental revenue from the implementation of new rates for Eastern Shore, which were effective August 1, 2017.

•	$406,000 generated from additional GRIP investments in the Florida natural gas distribution operations; and

•
$566,000 increase from customer growth in the natural gas distribution businesses (excluding service expansions) which was partially offset by a $219,000 decrease in interruptible margin from Eastern Shore.

The significant factors contributing to the net decrease of $519,000 in other operating expenses included:

•	$1.6 million in lower outside services and facilities and maintenance costs, due primarily to lower consulting and service contractor costs;

•	$437,000 in lower benefits and employee-related costs in 2017 (since the Company is self-insured for healthcare, benefits costs fluctuate depending upon claims filed);

•	$1.4 million in higher depreciation, asset removal and property tax costs associated with recent capital investments.

Unregulated Energy Segment

Operating income for the Unregulated Energy segment increased by $2.1 million, or 67.9 percent, compared to the same period in 2016. Gross margin increased by $3.1 million, or 30.1 percent, which was offset by an increase of $1.0 million, or 7.4 percent, in other operating expenses.
The significant components of the $3.1 million gross margin increase were as follows:

•
$1.2 million of additional gross margin from increased sales volumes of propane to wholesale and retail customers on the Delmarva Peninsula and in Florida as well as higher sales of natural gas by Aspire Energy;

•	$440,000 and $271,000 of additional gross margin from retail and wholesale propane margins, respectively, due primarily to favorable supply management activities;

•	$297,000 of additional gross margin from Eight Flags operations, which was fully on-line in the third quarter of 2017;

•	$291,000 of additional gross margin from Aspire Energy as a result of pricing amendments to long-term sales agreements; and

•	$233,000 in increased gross margin due to the absence of the loss for Xeron recorded in the third quarter of 2016.
The principal components of the $1.0 million increase in other operating expenses were: $730,000 in higher staffing and associated costs for additional personnel to support growth, $293,000 in expenses associated w

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ith the incremental margin from Eight Flags, and $347,000 in higher depreciation, amortization and property tax costs due to increased capital investments and amortization of intangible assets acquired through acquisitions in 2017.

Comparative Results for the Nine Months Ended September 30, 2017 and 2016

Operating income for the nine months ended September 30, 2017 increased by $303,000 to $62.6 million, compared to $62.3 million for the same period in 2016. Gross margin increased by $14.0 million, or 7.3 percent, net of the negative impact of weather, which reduced margin by approximately $1.8 million for the first nine months. Other operating expenses increased by $13.7 million, or 10.7 percent, due primarily to a $4.3 million increase in depreciation, amortization and property taxes and a $9.4 million increase in other operating expenses to support growth.

Regulated Energy Segment

Operating income for the Regulated Energy segment decreased by $745,000, or 1.4 percent, compared to the same period in 2016, due principally to weather and the level and timing of costs associated with growth. Gross margin increased by $5.7 million, despite the impact of weather, which reduced margin by approximately $850,000 for the nine months ended September 30, 2017. The $3.5 million increase in depreciation, amortization and taxes and $3.0 million increase in other operating expenses largely reflect costs associated with recently completed and planned growth projects. Of the total $6.4 million increase in other operating expenses, $4.7 million is associated with Eastern Shore's recently completed projects as well as initiatives that are currently underway.
The significant components of the $5.7 million gross margin increase included:

•	$1.6 million generated by additional GRIP investments in the Florida natural gas distribution operations;

•	$1.6 million from growth in natural gas distribution and transmission services (excluding service expansions);

•	$1.4 million generated from recently completed natural gas transmission expansions, which are more fully discussed in the “Major Projects and Initiatives” section later in this press release;

•	$1.0 million from the implementation of Eastern Shore's new rates, as discussed previously;

•	$534,000 from new natural gas transmission and distribution services provided to Eight Flags' CHP plant; and

•	$249,000 generated as a result of the rate case settlement by the Company’s Delaware natural gas distribution operations.

The foregoing increases were offset by a decrease in gross margin of $1.2 million from lower customer consumption of energy for the Company's distribution operations in Florida and on the Delmarva Peninsula, due primarily to weather, particularly warmer weather during the first quarter.
The significant components of the $6.4 million increase in other operating expenses included:

•	$3.5 million in higher depreciation, asset removal and property tax costs associated with recent capital investments;

•	$1.6 million in higher payroll costs for additional personnel to support growth;

•	$855,000 in increased regulatory expenses, due primarily to Eastern Shore’s rate case; and

•	$722,000 in higher benefits and employee-related costs in 2017 (since the Company is self-insured for healthcare, benefits costs fluctuate depending upon filed claims).

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Unregulated Energy Segment
Operating income for the Unregulated Energy segment for the nine months ended September 30, 2017 was $10.5 million, an increase of $1.2 million, or 13.3 percent, compared to the same period in 2016. Gross margin increased by $8.4 million, or 18.6 percent, which was offset by an increase of $7.2 million, or 20.0 percent, in operating expenses for the nine months ended September 30, 2017.
The significant components of the $8.4 million gross margin increase were as follows:

•	$4.2 million of additional gross margin from Eight Flags' CHP plant, which commenced operations in June 2016;

•
$1.8 million from PESCO, due to an increase in the number of contracts and customers served as well as additional revenue in the first quarter from providing natural gas to a customer in Ohio under a supplier agreement, which expired on March 31, 2017;

•	$1.1 million of additional gross margin from Aspire Energy as a result of pricing amendments to long-term gas sales agreements;

•	$728,000 of additional gross margin from wholesale propane sales, due primarily to favorable supply management activities; and

•
$168,000 of additional gross margin, due primarily to higher sales of propane in Florida, a portion of which was associated with the timing of deliveries due partially to weather conditions in the third quarter of 2017, offset by the impact of warmer weather during the first six months of 2017.

The significant components of the $7.2 million increase in other operating expenses included:

•	$2.8 million in higher operating expenses by Eight Flags' CHP plant in support of the margin generated;

•	$1.5 million in higher payroll costs for additional personnel to support growth;

•	$950,000 in higher benefits and employee-related costs in 2017 (since the Company is self-insured for healthcare, benefits costs fluctuate depending upon claims filed);

•	$800,000 in higher depreciation expense, of which $424,000 relates to a credit adjustment in 2016 recorded in conjunction with the final valuation for Aspire Energy; and

•	$350,000 in higher outside services costs associated primarily with growth and ongoing compliance activities.
The Company also incurred $367,000 in non-operating expenses to complete the wind-down of Xeron's operations.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2016 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share are presented on a diluted basis.

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Conference Call

Chesapeake Utilities will host a conference call on Friday, November 10, 2017, at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter and nine months ended September 30, 2017. To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities' 2017 Third Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm or download the replay on your mobile device by accessing the Audio cast section of the Company's IR App.

About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity generation and distribution; propane gas distribution; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at http://www.chpk.com or through its IR App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Gross Margin (1)
Regulated Energy segment	$46,909	$45,375	$151,147	$145,446
Unregulated Energy segment	13,272	10,202	53,827	45,380
Other businesses and eliminations	(105)	(57)	(325)	(166)
Total Gross Margin	$60,076	$55,520	$204,649	$190,660

Operating Income
Regulated Energy segment	$15,168	$13,115	$51,915	$52,660
Unregulated Energy segment	(989)	(3,080)	10,504	9,267
Other businesses and eliminations	60	121	161	350
Total Operating Income	14,239	10,156	62,580	62,277

Other Income (Expense), net	239	(28)	(643)	(68)
Interest Charges	3,321	2,722	9,133	7,996
Pre-tax Income	11,157	7,406	52,804	54,213
Income Taxes	4,324	2,990	20,781	21,401
Net Income	$6,833	$4,416	$32,023	$32,812

Earnings Per Share of Common Stock
Basic	$0.42	$0.29	$1.96	$2.14
Diluted	$0.42	$0.29	$1.96	$2.14

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. The Company's management uses gross margin in measuring its business units’ performance. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances, between the three months ended September 30, 2016 and 2017, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Third Quarter of 2016 Reported Results	$7,406	$4,416	$0.29

Adjusting for unusual items:
Absence of Xeron's third quarter 2016 loss	545	334	0.02
Weather impact	(333)	(204)	(0.01)
	212	130	0.01
Increased Gross Margins:
Customer consumption (non-weather)	1,166	714	0.05
Implementation of new rates for Eastern Shore*	1,020	625	0.04
Retail propane margins	440	270	0.02
GRIP*	406	249	0.02
Natural gas growth (excluding service expansions)	347	213	0.01
Eight Flags' CHP plant	304	186	0.01
Pricing amendments to Aspire Energy's long-term agreements	291	178	0.01
Higher wholesale propane volumes and margins	271	166	0.01
	4,245	2,601	0.17
Decreased (Increased) Other Operating Expenses:
Higher depreciation, asset removal and property tax costs due to new capital investments	(1,710)	(1,047)	(0.07)
Lower outside services and facilities maintenance costs	1,678	1,028	0.07
Higher payroll expense	(913)	(559)	(0.04)
Lower benefit and other employee-related expenses	295	181	0.01
Eight Flags' operating expenses	293	179	0.01
	(357)	(218)	(0.02)

Net other changes	(349)	(96)	(0.01)
	(349)	(96)	(0.01)

EPS impact of increase in outstanding shares due to September 2016 offering	—	—	(0.02)
Third Quarter of 2017 Reported Results	$11,157	$6,833	$0.42

*See the Major Projects and Initiatives table later in this press release.

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Key variances, between the nine months ended September 30, 2016 and 2017, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Nine Months Ended September 30, 2016 Reported Results	$54,213	$32,812	$2.14

Adjusting for unusual items:
Weather impact	(1,782)	(1,081)	(0.07)
Wind-down and absence of loss from Xeron operations	(341)	(207)	(0.01)
	(2,123)	(1,288)	(0.08)
Increased Gross Margins:
Eight Flags' CHP plant	4,721	2,863	0.19
Natural gas marketing	1,760	1,067	0.07
GRIP*	1,619	982	0.06
Natural gas growth (excluding service expansions)	1,574	955	0.06
Service expansions*	1,371	831	0.05
Pricing amendments to Aspire Energy's long-term agreements	1,143	693	0.04
Implementation of new rates for Eastern Shore*	1,020	619	0.04
Wholesale propane margins	728	441	0.03
Customer consumption (non-weather)	700	425	0.03
Implementation of Delaware Division settled rates	249	151	0.01
	14,885	9,027	0.58
Increased Other Operating Expenses:
Higher depreciation, asset removal and property tax costs due to new capital investments	(4,251)	(2,578)	(0.17)
Higher payroll expense	(3,074)	(1,864)	(0.12)
Eight Flags' operating expenses	(2,821)	(1,711)	(0.11)
Higher benefit and other employee-related expenses	(1,669)	(1,012)	(0.07)
Higher regulatory expenses associated with rate filings	(855)	(519)	(0.03)
Higher outside services and facilities maintenance costs	(318)	(193)	(0.01)
	(12,988)	(7,877)	(0.51)

Interest charges	(1,136)	(689)	(0.04)
Net other changes	(47)	38	(0.01)
	(1,183)	(651)	(0.05)

EPS impact of increase in outstanding shares due to September 2016 offering	—	—	(0.12)
Nine Months Ended September 30, 2017 Reported Results	$52,804	$32,023	$1.96

*See the Major Projects and Initiatives table later in this press release.

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Major Projects and Initiatives

The following table summarizes gross margin for the Company's major projects and initiatives recently completed and initiatives currently underway, but which will be completed in the future. Gross margin reflects operating revenue less cost of sales, excluding depreciation, amortization and accretion (dollars in thousands):

	Gross Margin for the Period
	Three Months Ended			Nine Months Ended			Year Ended
	September 30,			September 30,			December 31,		Estimate for
	2017	2016	Variance	2017	2016	Variance	2016		2017	2018	2019
Major Projects and Initiatives Recently Completed
Capital Investment Projects	$9,807	$8,963	$844	$29,533	$21,822	$7,711	$29,819	—	$35,346	$31,814	$32,724
Eastern Shore Rate Case (1)	1,020	—	1,020	1,020	—	1,020	—		TBD	TBD	TBD
Settled Delaware Division Rate Case	431	469	(38)	1,596	1,347	249	1,487		2,250	2,250	2,250
Total Major Projects and Initiatives Recently Completed	11,258	9,432	1,826	32,149	23,169	8,980	31,306		37,596	34,064	34,974
Future Major Projects and Initiatives
Capital Investment Projects
2017 Eastern Shore System Expansion	—	—	—	—	—	—	—		126	9,313	15,799
Northwest Florida Expansion	—	—	—	—	—	—	—		—	3,484	5,127
Other Florida Pipeline Expansions	—	—	—	—	—	—	—		—	2,044	2,542
Total Future Major Projects and Initiatives	—	—	—	—	—	—	—		126	14,841	23,468
Total	$11,258	$9,432	$1,826	$32,149	$23,169	$8,980	$31,306		$37,722	$48,905	$58,442
(1) In January 2017, Eastern Shore filed a rate case with the FERC to recover the costs of the 2016 System Reliability Project and other investments and expenses associated with the expansion, reliability and safety initiatives completed by ESNG since its last rate settlement in 2012. Settlement discussions among Eastern Shore, intervenors and the FERC Staff are ongoing and future margin contributions will be provided once a settlement is finalized. For the third quarter of 2017, a portion of the increase in rates, implemented subject to refund in August 2017, has been recorded as revenue and the remainder has been reserved pending the settlement.
Major Projects and Initiatives Recently Completed
The following table summarizes gross margin generated from the Company's major projects and initiatives recently completed (dollars in thousands):

	Gross Margin for the Period
	Three Months Ended			Nine Months Ended			Year Ended
	September 30,			September 30,			December 31,	Estimate for
	2017	2016	Variance	2017	2016	Variance	2016	2017	2018	2019
Capital Investment Projects:
Service Expansions:
Short-term contracts (Delaware)	$1,283	$3,080	$(1,797)	$5,140	$8,271	$(3,131)	$11,454	$5,642	$1,096	$1,096
Long-term contracts (Delaware)	2,793	862	1,931	7,089	2,587	4,502	1,815	7,611	7,605	7,583
Total Service Expansions	4,076	3,942	134	12,229	10,858	1,371	13,269	13,253	8,701	8,679
Florida GRIP	3,393	2,987	406	10,002	8,383	1,619	11,552	13,727	14,407	15,085
Eight Flags' CHP Plant	2,338	2,034	304	7,302	2,581	4,721	4,998	8,366	8,706	8,960
Total Capital Investment Projects	9,807	8,963	844	29,533	21,822	7,711	29,819	35,346	31,814	32,724
Eastern Shore Rate Case (1)	1,020	—	1,020	1,020	—	1,020	—	TBD	TBD	TBD
Settled Delaware Division Rate Case	431	469	(38)	1,596	1,347	249	1,487	2,250	2,250	2,250
Total Major Projects and Initiatives Recently Completed	$11,258	$9,432	$1,826	$32,149	$23,169	$8,980	$31,306	$37,596	$34,064	$34,974
(1) In January 2017, Eastern Shore filed a rate case with the FERC to recover the costs of the 2016 System Reliability Project and other investments and expenses associated with the expansion, reliability and safety initiatives completed by ESNG since its last rate settlement in 2012. Settlement discussions among Eastern Shore, intervenors and the FERC Staff are ongoing and future margin contributions will be provided once a settlement is finalized. For the third quarter of 2017, a portion of the increase in rates, implemented subject to refund in August 2017, has been recorded as revenue and the remainder has been reserved pending the settlement.

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Service Expansions
In August 2014, Eastern Shore entered into a precedent agreement with an electric power generator in Kent County, Delaware, to provide a 20-year OPT 90≤ natural gas transmission service for 45,000 dekatherms per day ("Dts/d") deliverable to the lateral serving the customer's facility. In July 2016, the FERC authorized Eastern Shore to construct and operate the project, which consists of 5.4 miles of 16-inch pipeline looping and new compression capability in Delaware. Eastern Shore provided interim services to this customer pending construction of facilities. Construction of the project was completed, and long-term service commenced in March 2017. This service generated an additional gross margin of $106,000 during the nine months ended September 30, 2017 compared to the same period in 2016. There was no incremental margin change during the third quarter as the margin generated from the permanent services equated to the margin generated from providing interim services during the third quarter of 2016. This service is expected to generate gross margin of $7.0 million for 2017 and between $5.8 million and $7.8 million annually through the remaining term of the agreement.
In October 2015, Eastern Shore submitted an application to the FERC to make certain meter tube and control valve replacements and related improvements at its Texas Eastern Transmission, LP ("TETLP") interconnect facilities to increase natural gas receipts from TETLP by 53,000 Dts/d, for a total capacity of 160,000 Dts/d. In December 2015, the FERC authorized Eastern Shore to proceed with this project, which was completed and placed in service in March 2016. Approximately 35 percent of the increased capacity has been subscribed on a short-term firm service basis through October 2017. This service generated an additional gross margin of $80,000 and $1.3 million for the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016. The remaining capacity is available for firm or interruptible service.
System Reliability Project: In July 2016, the FERC authorized Eastern Shore to construct and operate the proposed System Reliability Project, which consisted of approximately 10.1 miles of 16-inch pipeline looping and auxiliary facilities in New Castle and Kent Counties, Delaware, and a new compressor at its existing Bridgeville compressor station in Sussex County, Delaware. A 2.5 mile looping segment was completed and placed into service in December 2016. The remaining looping and the new compressor were completed and placed into service in the second quarter of 2017. This project was included in Eastern Shore's January 2017 base rate case filing with the FERC. The Company has assumed recovery of this project's costs in August 2017, coinciding with the proposed effectiveness of new rates, subject to refund pending final resolution of the base rate case.
GRIP
GRIP is a natural gas pipe replacement program approved by the Florida Public Service Commission ("PSC"), designed to expedite the replacement of qualifying distribution mains and services (any material other than coated steel or plastic) to enhance the reliability and integrity of the Company's Florida natural gas distribution systems. This program allows recovery, through regulated rates, of capital and other program-related costs, inclusive of a return on investment, associated with the replacement of the mains and services. Since the program's inception in August 2012, the Company has invested $110.5 million to replace 240 miles of qualifying distribution mains, including $7.6 million during the first nine months of 2017. The increased investment in GRIP generated additional gross margin of $406,000 and $1.6 million for the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016.
Eight Flags' CHP plant
In June 2016, Eight Flags completed construction of a CHP plant on Amelia Island, Florida. This CHP plant, which consists of a natural-gas-fired turbine and associated electric generator, produces approximately 20 megawatts of base load power and includes a heat recovery steam generator capable of providing approximately 75,000 pounds per hour of residual steam. In June 2016, Eight Flags began selling power generated from the CHP plant to Florida Public Utilities Company ("FPU"), the Company's wholly-owned subsidiary, pursuant to a 20-year power purchase agreement for distribution to FPU's retail electric customers. In July 2016, it also started selling steam to the industrial customer that owns the property on which Eight Flags' CHP plant is located, pursuant to a separate 20-year contract.
The CHP plant is powered by natural gas transported by FPU through its distribution system and by Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), the Company's wholly-owned Florida intrastate pipeline subsidiary. For the three and nine months ended September 30, 2017, Eight Flags and other affiliates of the Company generated $304,000 and $4.7 million, respectively, in additional gross margin as a result of these services that began in June 2016. This amount includes gross margin of $7,000 and $534,000, for the three and nine months ended September 30, 2017, respectively, attributable to natural gas distribution and transportation services provided to the CHP plant by the Company's regulated affiliates.

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Major Projects and Initiatives Currently Underway

Northwest Florida Expansion Project: Peninsula Pipeline and the Company's Florida natural gas division are constructing a pipeline in Escambia County, Florida that will interconnect with the Florida Gas Transmission Company ("FGT") interstate pipeline. The project consists of 33 miles of 12-inch transmission line from the FGT interconnect that will be operated by Peninsula Pipeline and 8 miles of 8-inch lateral distribution lines that will be operated by the Company's Florida natural gas division. The Company has signed agreements to serve two large customers and is marketing to other customers close to the facilities. The estimated annual gross margin associated with this project, once in service, is approximately $5.1 million.
New Smyrna Beach, Florida Project: Peninsula Pipeline is constructing a pipeline in Volusia County, Florida that will interconnect with FGT's pipeline. The project consists of 14 miles of transmission line from the FGT interconnect that will be operated by Peninsula Pipeline. The Company entered into an agreement to serve FPU customers. The estimated annual gross margin associated with this project, once in service, is approximately $1.4 million.
2017 Expansion Project: In May 2016, Eastern Shore submitted a request to the FERC to initiate the FERC's pre-filing process for its proposed 2017 Expansion Project. This project, which will expand Eastern Shore's firm service capacity by 26 percent, will provide 61,162 Dts/d of additional firm natural gas transportation service on Eastern Shore's pipeline system with an additional 52,500 Dts/d of firm transportation service at certain Eastern Shore receipt facilities pursuant to precedent agreements Eastern Shore entered into with existing customers. We expect to invest approximately $115.0 million in this expansion project and for the project to generate approximately $15.8 million of gross margin in the first full year after the new transportation services go into effect. On October 4, 2017, FERC issued a Certificate of Public Convenience and Necessity authorizing Eastern Shore to construct and operate the proposed 2017 Expansion Project.
Other major factors influencing gross margin
Weather and Consumption
Temperature variation in 2017 negatively impacted the Company's earnings. Compared to the prior year, cooler temperatures in Florida during the third quarter of 2017, reduced gross margin by $333,000, and warmer temperatures in all of the Company's service territories during the first nine months of 2017, reduced gross margin by $1.8 million, respectively. Warmer than normal temperatures for the quarter and nine months ended September 30, 2017, reduced gross margin by $193,000 and $4.3 million, respectively. The following table summarizes heating degree-day ("HDD") and cooling degree-day ("CDD") variances from the 10-year average HDD/CDD ("Normal") for the three and nine months ended September 30, 2017 and 2016.

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12-12-12-12

HDD and CDD Information

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2017	2016	Variance	2017	2016	Variance
Delmarva
Actual HDD	16	11	5	2,262	2,590	(328)
10-Year Average HDD ("Delmarva Normal")	62	65	(3)	2,845	2,919	(74)
Variance from Delmarva Normal	(46)	(54)		(583)	(329)
Florida
Actual HDD	—	—	—	298	514	(216)
10-Year Average HDD ("Florida Normal")	—	—	—	602	553	49
Variance from Florida Normal	—	—		(304)	(39)
Ohio
Actual HDD	80	39	41	3,072	3,596	(524)
10-Year Average HDD ("Ohio Normal")	92	103	(11)	3,866	3,865	1
Variance from Ohio Normal	(12)	(64)		(794)	(269)
Florida
Actual CDD	1,526	1,679	(153)	2,606	2,792	(186)
10-Year Average CDD ("Florida CDD Normal")	1,542	1,523	19	2,579	2,548	31
Variance from Florida CDD Normal	(16)	156		27	244
Propane Operations
The Company's Florida and Delmarva propane distribution operations added $2.0 million and $1.4 million, in incremental margin for the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016. Higher volumes sold to retail customers and improved margins due to effective supply management activities generated $905,000 and $440,000, in incremental margin, for the three months ended September 30, 2017, respectively, compared to the same period in 2016 and higher service revenue added $187,000 in additional margin, during the quarter.
For the nine months ended September 2017, higher volumes sold to retail customers and improved margins due to effective supply management activities generated $142,000 and $121,000, in incremental margin, respectively, compared to the same period in 2016 and higher service revenue added $244,000, in additional margin during the period.
Wholesale propane margins increased, generating additional gross margin of $271,000 and $728,000 for the three and nine months ended September 30, 2017, respectively, due primarily to higher volumes sold and improved margins resulting from supply management activities.
PESCO
PESCO provides natural gas supply and supply management services to residential, commercial, industrial and wholesale customers in Florida, on the Delmarva Peninsula, in Ohio, and, as a result of the recent acquisition of certain operating assets of ARM Energy Management, LLC, in western Pennsylvania. PESCO competes with regulated utilities and other unregulated third-party marketers to sell natural gas supplies directly to residential, commercial and industrial customers through competitively-priced contracts. PESCO does not currently own or operate any natural gas transmission or distribution assets but sells gas that is delivered to retail, commercial or wholesale customers through affiliated and non-affiliated local distribution company systems and transmission pipelines. The Company's Delmarva natural gas distribution operations entered into asset management agreements with PESCO to manage a portion of their natural gas pipeline and storage capacity for three years beginning on April 1, 2017.
For the three months ended September 30, 2017, PESCO's gross margin increased by $56,000. For the nine months ended September 30, 2017, PESCO generated additional gross margin of $1.8 million compared to the same period in 2016, largely as a result of revenues from a natural gas supplier agreement with a customer in Ohio which expired on March 31, 2017, as well as additional customers in Florida, partially offset by lower margin in the Mid-Atlantic region, primarily during the first quarter of 2017.

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Xeron
As disclosed previously, Xeron's operations were wound down during the second quarter of 2017. As a result, Xeron did not generate an operating loss during the third quarter of 2017 and will not report operating results during the fourth quarter of 2017 or subsequent years. During the third quarter of 2016, Xeron generated a pre-tax loss of $486,000. On a year-to-date basis, Xeron's pre-tax operating loss increased by $375,000, compared to the same period in 2016, driven primarily by non-recurring employee severance costs and costs associated with the termination of leased office space in Houston, Texas. The Company does not anticipate incurring any additional costs that will have a material impact associated with winding down Xeron's operations.

Other Natural Gas Growth - Distribution Operations
In addition to service expansions, the Company's natural gas distribution operations on the Delmarva Peninsula generated $379,000 and $1.0 million in additional gross margin for the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016, due to an increase in residential, commercial and industrial customers served. The average number of residential customers on the Delmarva Peninsula increased by 3.7 percent and 3.8 percent during the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016. The Company's natural gas distribution operations in Florida generated $187,000 and $1.2 million in additional gross margin for the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016, due primarily to an increase in commercial and industrial customers in Florida.
Regulatory Proceedings
Delaware Division Rate Case
In December 2016, the Delaware PSC approved a settlement agreement, which, among other things, provided for an increase in the Company's Delaware division revenue requirement of $2.25 million and a rate of return on common equity of 9.75 percent. The new authorized rates went into effect on January 1, 2017. For the three months ended September 30, 2017, compared to the same period in 2016, revenue decreased by $38,000, reflecting the variance between settled and interim rates. For the nine months ended September 30, 2017, compared to the same period in 2016, the Company recorded incremental revenue of approximately $249,000 related to the rate case. Any amounts collected through 2016 interim rates in excess of the respective portion of the $2.25 million were refunded to the ratepayers in March 2017.
Eastern Shore Rate Case
In January 2017, Eastern Shore filed a base rate proceeding with the FERC, as required by the terms of its 2012 rate case settlement agreement. Eastern Shore's proposed rates were based on a cost of service of approximately $60 million, resulting in an overall requested revenue increase of approximately $18.9 million and a requested rate of return on common equity of 13.75 percent. The filing includes incremental rates for the White Oak Mainline Expansion project, which benefits a single customer. Eastern Shore also proposed a revision to its depreciation rates and negative salvage rate based on the results of independent, third-party depreciation and negative salvage value studies. In March 2017, the FERC issued an order suspending the effectiveness of the proposed tariff rates for the usual five-month period.

On August 1, 2017, Eastern Shore implemented new rates, subject to refund based upon the outcome of the rate proceeding.  Eastern Shore recorded incremental revenue of approximately $1.0 million for the three and nine months ended September 30, 2017, and established a regulatory liability to reserve a portion of the total incremental revenues generated by the new rates until resolution of the rate case.  Settlement discussions continue with the other parties to the case.
Investing for Future Growth
To support and continue its growth, the Company has expanded, and will continue to expand, its resources and capabilities. Eastern Shore has expanded, and has announced significant additional expansions to, its transmission system, and is, therefore, increasing its staffing. The Company requested recovery of most of Eastern Shore's increased staffing costs in its 2017 rate case filing. Growth in non-regulated energy businesses, including Aspire Energy, PESCO and Eight Flags, requires additional staff as well as corporate resources to support the increased level of business operations. Finally, to allow the Company to continue to identify and move growth initiatives forward and to assist in developing additional initiatives, resources have been added in the Company's corporate shared services departments. In the three and nine months ended September 30, 2017, the Company's staffing and associated costs increased by $617,000 and $4.7 million, or three percent and nine percent, respectively, compared to the same periods in 2016. The Company is prudently managing the pace and magnitude of the investments being made, while ensuring that it appropriately expands its human resources and systems capabilities to capitalize on future growth opportunities.

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14-14-14-14

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Operating Revenues
Regulated Energy	$69,703	$70,019	$238,353	$226,630
Unregulated Energy and other	57,233	38,329	198,827	130,356
Total Operating Revenues	126,936	108,348	437,180	356,986
Operating Expenses
Regulated Energy cost of sales	22,794	24,644	87,206	81,184
Unregulated Energy and other cost of sales	44,066	28,183	145,325	85,142
Operations	29,667	30,126	92,990	85,370
Maintenance	2,737	3,542	9,370	8,925
Gain from a settlement	—	—	(130)	(130)
Depreciation and amortization	9,362	8,209	27,267	23,493
Other taxes	4,071	3,488	12,572	10,725
Total operating expenses	112,697	98,192	374,600	294,709
Operating Income	14,239	10,156	62,580	62,277
Other income (expense), net	239	(28)	(643)	(68)
Interest charges	3,321	2,722	9,133	7,996
Income Before Income Taxes	11,157	7,406	52,804	54,213
Income taxes	4,324	2,990	20,781	21,401
Net Income	$6,833	$4,416	$32,023	$32,812
Weighted Average Common Shares Outstanding:
Basic	16,344,442	15,372,413	16,334,210	15,324,932
Diluted	16,389,635	15,412,783	16,378,633	15,365,955
Earnings Per Share of Common Stock:
Basic	$0.42	$0.29	$1.96	$2.14
Diluted	$0.42	$0.29	$1.96	$2.14

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15-15-15-15

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2017	December 31, 2016
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,050,332	$957,681
Unregulated Energy	207,331	196,800
Other businesses and eliminations	26,061	21,114
Total property, plant and equipment	1,283,724	1,175,595
Less: Accumulated depreciation and amortization	(267,138)	(245,207)
Plus: Construction work in progress	69,053	56,276
Net property, plant and equipment	1,085,639	986,664
Current Assets
Cash and cash equivalents	3,386	4,178
Accounts receivable (less allowance for uncollectible accounts of $912 and $909, respectively)	52,775	62,803
Accrued revenue	14,307	16,986
Propane inventory, at average cost	5,226	6,457
Other inventory, at average cost	12,711	4,576
Regulatory assets	9,761	7,694
Storage gas prepayments	6,876	5,484
Income taxes receivable	26,741	22,888
Prepaid expenses	10,899	6,792
Mark-to-market energy assets	1,526	823
Other current assets	4,797	2,470
Total current assets	149,005	141,151
Deferred Charges and Other Assets
Goodwill	21,944	15,070
Other intangible assets, net	4,608	1,843
Investments, at fair value	6,380	4,902
Regulatory assets	75,793	76,803
Receivables and other deferred charges	3,381	2,786
Total deferred charges and other assets	112,106	101,404
Total Assets	$1,346,750	$1,229,219

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	September 30, 2017	December 31, 2016
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 25,000,000 shares)	7,955	7,935
Additional paid-in capital	252,722	250,967
Retained earnings	208,402	192,062
Accumulated other comprehensive loss	(5,259)	(4,878)
Deferred compensation obligation	3,366	2,416
Treasury stock	(3,366)	(2,416)
Total stockholders' equity	463,820	446,086
Long-term debt, net of current maturities	201,248	136,954
Total capitalization	665,068	583,040
Current Liabilities
Current portion of long-term debt	12,136	12,099
Short-term borrowing	203,098	209,871
Accounts payable	53,284	56,935
Customer deposits and refunds	32,493	29,238
Accrued interest	3,361	1,312
Dividends payable	5,312	4,973
Accrued compensation	8,544	10,496
Regulatory liabilities	5,338	1,291
Mark-to-market energy liabilities	1,732	773
Other accrued liabilities	13,972	7,063
Total current liabilities	339,270	334,051
Deferred Credits and Other Liabilities
Deferred income taxes	252,273	222,894
Regulatory liabilities	42,915	43,064
Environmental liabilities	8,382	8,592
Other pension and benefit costs	32,059	32,828
Deferred investment tax credits and other liabilities	6,783	4,750
Total deferred credits and other liabilities	342,412	312,128
Total Capitalization and Liabilities	$1,346,750	$1,229,219

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17-17-17-17

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended September 30, 2017				For the Three Months Ended September 30, 2016
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$5,705	$1,247	$6,544	$14,112	$5,327	$1,139	$5,016	$15,186
Commercial	5,888	1,344	6,070	11,701	5,136	1,201	5,752	11,991
Industrial	1,700	1,524	5,025	748	1,695	1,581	4,825	676
Other (1)	92	954	(854)	(2,481)	(76)	908	797	(1,805)
Total Operating Revenues	$13,385	$5,069	$16,785	$24,080	$12,082	$4,829	$16,390	$26,048

Volume (in Dts/MWHs)
Residential	184,993	53,228	247,118	93,889	176,886	47,274	196,831	99,896
Commercial	449,543	1,172,625	366,318	88,917	469,921	1,313,963	409,155	90,013
Industrial	1,169,465	2,393,709	1,082,701	4,340	1,135,077	2,313,776	1,029,165	5,890
Other	35,519	—	(46,834)	1,880	28,208	—	601	1,979
Total	1,839,520	3,619,562	1,649,303	189,026	1,810,092	3,675,013	1,635,752	197,778

Average Customers
Residential	68,118	15,782	54,543	24,628	65,663	15,337	53,314	24,367
Commercial	6,782	1,425	4,007	7,455	6,695	1,408	4,216	7,401
Industrial	145	78	2,132	2	125	74	1,814	2
Other	3	—	—	—	6	—	—	—
Total	75,048	17,285	60,682	32,085	72,489	16,819	59,344	31,770

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Nine Months Ended September 30, 2017				For the Nine Months Ended September 30, 2016
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$42,511	$4,165	$24,945	$33,915	$37,074	$3,977	$20,597	$36,911
Commercial	23,724	4,262	23,114	31,190	20,576	3,847	20,912	31,814
Industrial	5,383	4,860	15,727	1,952	5,274	4,808	15,399	2,154
Other (1)	(1,586)	2,819	(4,909)	(4,277)	(1,164)	2,665	(2,615)	(5,410)
Total Operating Revenues	$70,032	$16,106	$58,877	$62,780	$61,760	$15,297	$54,293	$65,469

Volume (in Dts/MWHs)
Residential	2,576,001	253,888	1,022,598	224,513	2,495,103	260,404	993,917	241,691
Commercial	2,445,262	3,991,244	1,426,875	229,545	2,539,404	4,118,131	1,633,920	233,199
Industrial	3,749,961	8,519,221	3,372,394	12,250	3,680,383	8,405,424	3,188,556	17,470
Other	66,273	—	(62,710)	5,627	68,293	—	(4,723)	6,577
Total	8,837,497	12,764,353	5,759,157	471,935	8,783,183	12,783,959	5,811,670	498,937

Average Customers
Residential	68,419	15,739	54,312	24,549	65,943	15,303	53,215	24,268
Commercial	6,843	1,417	4,084	7,443	6,745	1,391	4,247	7,399
Industrial	145	78	2,042	2	123	72	1,760	2
Other	6	—	—	—	5	—	—	—
Total	75,413	17,234	60,438	31,994	72,816	16,766	59,222	31,669

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.